UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2020

ArTara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36694	20-4580525
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Little West 12th Street New York, NY	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 844-0337

Proteon Therapeutics, Inc.

200 West Street

Waltham, MA 02451

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TARA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 9, 2020, ArTara Therapeutics, Inc., formerly known as Proteon Therapeutics, Inc. (the “Company”), completed its previously announced merger transaction with ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc., “ArTara”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 23, 2019, by and among the Company, REM 1 Acquisition, Inc. (“Merger Sub”), and ArTara (as amended on November, 19, 2019, the “Merger Agreement”), pursuant to which Merger Sub merged with and into ArTara, with ArTara surviving as a wholly owned subsidiary of the Company (the “Merger”). Following the completion of the Merger, the Company is focused on advancing ArTara’s drug development programs.

On January 9, 2020, in connection with, and prior to the completion of, the Merger, the Company effected a 1-for-40 reverse stock split of its common stock (the “Reverse Stock Split”), ArTara changed its name from “ArTara Therapeutics, Inc.” to “ArTara Subsidiary, Inc.”, and the Company changed its name from “Proteon Therapeutics, Inc.” to “ArTara Therapeutics, Inc.” In addition, immediately following the closing of the Private Placement (defined below), all of the outstanding shares of the Company’s Series A Preferred Stock were converted into shares of the Company’s common stock.

Under the terms of the Merger Agreement, the Company issued shares of its common stock (“Common Stock”) to ArTara’s stockholders, at an exchange ratio of 0.190756 shares of Common Stock, after taking into account the Reverse Stock Split, for each share of ArTara common stock outstanding immediately prior to the Merger. The Company assumed all of the outstanding and unexercised stock options of ArTara, with such stock options now representing the right to purchase a number of shares of Common Stock equal to 0.190756 multiplied by the number of shares of ArTara common stock previously represented by such ArTara stock options. The Company also assumed all of the unvested ArTara restricted stock awards, which were exchanged for a number of shares of Common Stock equal to 0.190756 multiplied by the number of shares of ArTara common stock previously represented by such ArTara restricted stock awards and unvested to the same extent as such ArTara restricted stock awards and subject to the same restrictions as such ArTara restricted stock awards.

Immediately after the Merger, there were 557,631 shares of Common Stock outstanding and 18,954 shares of the Company’s preferred stock outstanding, which were converted into 476,276 shares of Common Stock. Immediately after the consummation of the Merger and prior to the consummation of the Private Placement, the former stockholders and optionholders of ArTara owned, or held rights to acquire, approximately 75.2% of the fully-diluted common stock of the Company, with the Company’s stockholders and optionholders immediately prior to the Merger owned approximately 24.8% of the fully-diluted common stock of the Company.

The shares of Common Stock issued to the former stockholders of ArTara were registered with the U.S. Securities and Exchange Commission (the “SEC”) on a Registration Statement on Form S-4 (Reg. No. 333-234549) (the “Registration Statement”).

The shares of Common Stock listed on The Nasdaq Capital Market, previously trading through the close of business on Thursday, January 9, 2020 under the ticker symbol “PRTO,” commenced trading on The Nasdaq Capital Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “TARA,” on Friday, January 10, 2020. The Common Stock is represented by a new CUSIP number, 04300J107.

The foregoing description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, including the amendment thereto, which are attached hereto as Exhibits 2.1 and 2.2, and are incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On January 6, 2020, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company failed to hold an annual meeting of stockholders within 12 months after its fiscal year end, as required by Nasdaq Listing Rules. In accordance with Nasdaq Listing Rules, the Company has 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq may grant the Company up to 180 calendar days from its fiscal year end, or until June 29, 2020, to regain compliance. The Company intends to submit a plan of compliance to Nasdaq within the 45 day period. While the plan is pending, the Company’s securities will continue to trade on Nasdaq.

Item 3.02.	Unregistered Sales of Equity Securities.

The Company previously entered into a Subscription Agreement (the “Subscription Agreement”) on September 23, 2019 with certain institutional investors (the “Purchasers”) which agreement was amended on November 19, 2019. Pursuant to the Subscription Agreement, as amended, the Company agreed to sell and issue shares of Common Stock and shares of the Company's newly designated Series 1 Convertible Non-Voting Preferred Stock, par value $0.001 per share (the “Series 1 Preferred Stock”), in a private placement transaction (the “Private Placement”), as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2019. The closing of the Private Placement was completed on January 9, 2020.

At the closing, the Company sold and issued to the Purchasers 1,896,888 shares of Common Stock at a purchase price of approximately $7.01 per share (the “Common Stock Purchase Price”), and 3,879.356 shares of Series 1 Preferred Stock at a purchase price of $7,011.47 per share, for an aggregate purchase price of approximately $40.5 million.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement for the Private Placement, a copy of which is attached hereto as Exhibit10.9, and which is incorporated herein by reference.

The Subscription Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company or the parties thereto. The Subscription Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that each may have delivered to the other party in connection with signing the Subscription Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Subscription Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Subscription Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The securities described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Company relied on an exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof. Each of the Purchasers represented that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Appropriate legends were affixed to the securities.

Item 3.03.	Material Modification to Rights of Security Holders.

As disclosed below under Item 5.07, at the special meeting of the Company’s stockholders held on January 9, 2020 (the “Special Meeting”), the Company’s stockholders approved (1) an amendment to the sixth amended and restated certificate of incorporation of the Company (the “Stock Split Amendment”) to effect the Reverse Stock Split of the Common Stock and to change the Company’s name from “Proteon Therapeutics, Inc.” to “ArTara Therapeutics, Inc.” (the “Name Change”); and (2) an amendment to the sixth amended and restated certificate of incorporation of the Company (together with the Stock Split Amendment, the “Pre-Effective Time Charter Amendment”) to effect the conversion of all of the outstanding shares of the Company’s Series A Convertible Preferred Stock into shares of Common Stock (the “Series A Preferred Automatic Conversion”).

On January 9, 2020, immediately prior to the closing of the Merger, the Company filed the Pre-Effective Time Charter Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split and the Name Change. As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock immediately prior to the Reverse Stock Split was reduced to a smaller number of shares, such that every 40 shares of Common Stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of the Company’s common stock. Immediately following the Reverse Stock Split, there were approximately 557,631 million shares of Common Stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number, and each stockholder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) is, in lieu thereof, entitled to receive a cash payment determined by multiplying the fraction of a share of Common Stock to which each stockholder would otherwise be entitled by the closing price of the Common Stock on the Nasdaq Capital Market on the date immediately prior to the date on which the Reverse Stock Split is affected.

On January 9, 2020, immediately following the closing of the Private Placement, the Series A Preferred Automatic Conversion became effective pursuant to the Pre-Effective Time Charter Amendment. As a result of the Series A Preferred Automatic Conversion, the 18,954 outstanding shares of the Company’s Series A Convertible Preferred Stock were converted into 476,276 shares of Common Stock (on a post-Reverse Stock Split basis).

On January 9, 2020, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Non-Voting Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware. The Certificate of Designation establishes and designates the Series 1 Preferred Stock, and the rights, preferences and privileges thereof.

Each share of Series 1 Preferred Stock is convertible into 1,000 shares of Common Stock, at a conversion price initially equal to the Common Stock Purchase Price, subject to adjustment for any stock splits, stock dividends and similar events, at any time at the option of the holder, provided that any conversion of Series 1 Preferred Stock by a holder into shares of Common Stock would be prohibited if, as a result of such conversion, the holder, together with its affiliates and any other person or entity whose beneficial ownership of the common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own more than 9.99% of the total number of shares Common Stock issued and outstanding after giving effect to such conversion. Upon written notice to the Company, the holder may from time to time increase or decrease such limitation to any other percentage not in excess of 19.99% specified in such notice.    Each share of Series 1 Preferred Stock is entitled to a preference of $10.00 per share upon liquidation of the Company, and thereafter will share ratably in any distributions or payments on an as-converted basis with the holders of Common Stock. In addition, upon the occurrence of certain transactions that involve the merger or consolidation of the Company, an exchange or tender offer, a sale of all or substantially all of the assets of the Company or a reclassification of its common stock, each share of Series 1 Preferred Stock will be convertible into the kind and amount of securities, cash and/or other property that the holder of a number of shares of Common Stock issuable upon conversion of one share of Series 1 Preferred Stock would receive in connection with such transaction.

The foregoing descriptions of the Pre-Effective Time Charter Amendment and the Certificate of Designation are not complete and are subject to and qualified in their entirety by reference to the Pre-Effective Time Charter Amendment and the Certificate of Designation, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

In accordance with the Merger Agreement, on January 9, 2020, immediately prior to and effective upon the closing of the Merger, Hubert Birner, Ph.D., Garen Bohlin, John G. Freund, M.D., Paul J. Hastings and Timothy P. Noyes resigned from the Company’s board of directors and committees of the board of directors on which they respectively served, which resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

In accordance with the Merger Agreement, the Company’s board of directors (and its committees) was reconstituted to include the following directors:

Name	Age	Position
Luke Beshar	61	Chairman of the Board
Scott Braunstein, M.D.	55	Director
Roger Garceau, M.D.	66	Director
Richard Levy, M.D.	62	Director
Gregory Sargen	54	Director
Michael Solomon, Ph.D.	50	Director
Jesse Shefferman	48	Chief Executive Officer, President and Director

Mr. Shefferman and Dr. Braunstein are Class III directors, whose terms expire at the Company’s 2020 annual meeting of stockholders. Drs. Levy and Solomon are Class I directors, whose terms expire at the Company’s 2021 annual meeting of stockholders. Mr. Beshar, Dr. Garceau and Mr. Sargen are Class II directors, whose terms expire at the Company’s 2022 annual meeting of stockholders. In addition, Dr. Braunstein, Dr. Levy and Mr. Sargen were appointed to the Company’s Audit Committee (with Mr. Sargen serving as chair of the committee); Mr. Sargen, Dr. Garceau and Dr. Solomon were appointed to the Company’s Compensation Committee (with Dr. Solomon serving as chair of the committee); and Mr. Beshar and Dr. Solomon were appointed to the Company’s Nominating and Corporate Governance Committee (with Mr. Beshar serving as chair of the committee).

Luke Beshar, Director

Mr. Beshar has over 35 years of experience in serving as the chief financial officer for publicly-traded and privately-held pharmaceutical companies. Mr. Beshar has served on the board of directors of Trillium Therapeutics Inc., a publicly traded immuno-oncology company, since March 2014, and has served on the board of directors of RegenxBio, Inc., a publicly traded leading clinical-stage gene therapy company, since May 2015. Mr. Beshar has served on the ArTara board of directors since October 2018. Prior to his board service, Mr. Beshar served as executive vice president, chief financial officer of NPS Pharmaceuticals, Inc., a publicly traded pharmaceutical company that specialized in drugs for gastrointestinal disorders, from 2007 until February 2015 when the company was acquired by Shire plc. Prior to NPS Pharmaceuticals, Mr. Beshar served as executive vice president, strategy and corporate development and executive vice president, chief financial officer of Cambrex Corporation, a publicly traded life sciences company that provides products and services for small molecule active pharmaceutical ingredients, from 2002 until 2007. Mr. Beshar began his career with Arthur Andersen & Co. and is a certified public accountant. Mr. Beshar earned his B.A. in accounting and financial administration from Michigan State University and is a graduate of The Executive Program at the Darden Graduate School of Business at the University of Virginia. Mr. Beshar's management experience as the chief financial officer for publicly-traded and privately-held pharmaceutical companies, as well as his current director experience on other publicly held companies provide him with the qualifications and skill to serve on the Company's board of directors.

Scott Braunstein, M.D., Director

Dr. Braunstein became a member of the ArTara board of directors in June 2018, and has served as the chairman of its board of directors since June 2018. In August 2019, Dr. Braunstein began serving as president and chief executive officer of Marinus Pharmaceuticals, Inc., a publicly traded clinical stage pharmaceutical company. Dr. Braunstein has served as an operating partner at Aisling Capital, a private investment firm, since September 2015 and previously served as the chief operating officer, senior vice president of strategy and corporate development, and chief strategy officer at Pacira Pharmaceuticals, Inc., a publicly traded pharmaceutical provider of non-opioid pain management options, from July 2015 to March 2018. Dr. Braunstein served as a healthcare portfolio manager at Everpoint Asset Management from September 2014 until February 2015. Previously, from 2002 until June 2014, Dr. Braunstein worked in various positions at JP Morgan Asset Management, a division of JPMorgan Chase & Co., a publicly traded global financial services firm, most recently as a managing director, senior portfolio manager for the JPM Global Healthcare Fund, and the JPM asset global equity analyst for the U.S. pharmaceutical and biotechnology industry. Dr. Braunstein began his career as a practicing physician, also serving as assistant clinical professor at Albert Einstein College of Medicine and Columbia University Medical Center. Dr. Braunstein currently serves as a member of the board of directors of the following publicly traded companies: Constellation Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company, Marinus Pharmaceuticals, Inc., Esperion Therapeutics, Inc., a late-stage pharmaceutical company, Trevena, Inc., a biopharmaceutical company, and Ziopharm Oncology, a biopharmaceutical company focused on immune-oncology therapies. Dr. Braunstein also currently serves as a member of the board of directors of SiteOne Therapeutics, Inc., a privately held company developing novel pain therapeutics. Dr. Braunstein earned his B.A. from Cornell University and his M.D. from the Albert Einstein College of Medicine at Yeshiva University. Dr. Braunstein's significant board experience within the biopharmaceutical industry, as well as his management experience, provide him with the qualifications to serve on the Company's board of directors.

Richard Levy, M.D., Director

Dr. Levy has served as a member of the board of directors of ArTara since December 2019. Dr. Levy also currently serves on the board of directors of Kodiak Sciences Inc., Kiniksa Pharmaceuticals, Ltd. and Madrigal Pharmaceuticals, Inc., each a publicly traded pharmaceutical company. Dr. Levy also currently serves on the board of directors of Gliknik Inc., a privately-held biopharmaceutical company. Dr. Levy previously served on the board of directors of Aquinox Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from March 2017 until March 2019. Previously, from December 2016 until May 2019, Dr. Levy served as a part-time senior advisor for Baker Bros. Advisors, L.P., a firm that primarily manages long-term investment funds focused on publicly traded life sciences companies. Dr. Levy served as executive vice president and chief drug development officer at Incyte from January 2009 until his retirement in April 2016, and as senior vice president of drug development at Incyte from August 2003 until January 2009. Prior to joining Incyte, Dr. Levy served as vice president, biologic therapies, at Celgene Corporation, a publicly-held biopharmaceutical company, from 2002 until 2003. From 1997 until 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as vice president, regulatory affairs and pharmacovigilence, and thereafter as vice president, medical and commercial strategy. Dr. Levy served at Novartis, and its predecessor company, Sandoz, from 1991 until 1997 in positions of increasing responsibility in clinical research and regulatory affairs. Prior to joining the pharmaceutical industry, Dr. Levy served as an assistant professor of medicine at the UCLA School of Medicine. Dr. Levy is board certified in internal medicine and gastroenterology and received his A.B. in biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine, and completed his training in internal medicine at the Hospital of the University of Pennsylvania and a fellowship in gastroenterology and hepatology at UCLA. Dr. Levy's more than 25 years of experience in the pharmaceutical and biotechnology industries, as well as his extensive board experience, provide him with the qualifications to serve on the Company's board of directors.

Gregory Sargen, Director

Mr. Sargen has served as a member of the board of directors of ArTara since November 2019. Mr. Sargen joined Cambrex Corporation, a publicly traded life sciences company, in February 2003 and has held various roles at Cambrex. Mr. Sargen has served as its chief financial officer and executive vice president since September 2018 and executive vice president, corporate development and strategy since January 2017. Mr. Sargen previously served as executive vice president and chief financial officer from January 2011 until January 2017 and vice president and chief financial officer since February 2007. Mr. Sargen also previously served as vice president, finance at Cambrex Corporation. Previously, Mr. Sargen served as executive vice president, finance / chief financial officer and vice president / corporate controller at Exp@nets, Inc., a communication company, from 1999 until 2002. Mr. Sargen previously served as vice president, finance and controller at Fisher Scientific International's Chemical Manufacturing Division from 1996 until 1998. Mr. Sargen has held various positions in finance, accounting and audit with Merck & Company, Inc., Heat and Control, Inc. and Deloitte & Touche. Mr. Sargen currently serves on the board of directors of Avid Bioservices, Inc., a publicly traded biologics contract development and manufacturing organization. Mr. Sargen is a certified public accountant (non-practicing). Mr. Sargen earned his B.S. in accounting from Pennsylvania State University and his MBA in finance from The Wharton School of the University of Pennsylvania. Mr. Sargen's industry experience, both in management and at the board level, provide him with the qualifications to serve on the Company's board of directors.

Roger Garceau, M.D., Director

Dr. Garceau has more than 30 years of broad pharmaceutical industry experience and has served as a member of the board of directors of ArTara since January 2019. Dr. Garceau has served as a member of the board of directors of Entera Bio Ltd., a biotechnology company specializing in the oral delivery of large molecules and biologics, and has served as its chief development advisor since December 2016. Prior to joining Entera, Dr. Garceau served as chief medical officer and executive vice president of NPS Pharmaceuticals, Inc., a publicly traded pharmaceutical company that specialized in drugs for gastrointestinal disorders, since December 2008 and January 2013, respectively, until February 2015, when NPS Pharmaceuticals was acquired by Shire plc. Previously, Dr. Garceau has also served in several managerial positions with NPS Pharmaceuticals, Inc., Sanofi-Aventis and Pharmacia Corporation. Dr. Garceau has served as a member of the board of directors of Enterome SA, a privately held clinical-stage biopharmaceutical company, since December 2016. Dr. Garceau is a board-certified pediatrician and is a fellow of the American Academy of Pediatrics. Dr. Garceau earned his B.S. in biology from Fairfield University and his M.D. from the University of Massachusetts Medical School. Dr. Garceau's pharmaceutical industry experience, both in management and at the board level, provide him with the qualifications to serve on the Company's board of directors.

Michael Solomon, Ph.D., Director

Dr. Solomon has more than 20 years of experience in the biotechnology industry and has spent the last 14 years focused on creating and operating early stage companies. Dr. Solomon has served as chief executive officer of Ribometrix, Inc., a privately held therapeutics company focused on targeting RNA with small molecules, since October 2017. Dr. Solomon served as a venture partner at SV Health Investors from December 2016 until December 2018. Previously, Dr. Solomon served as chief operating officer at Decibel Therapeutics, Inc., a biotechnology company focused on hearing disorders, from 2015 until 2016. Dr. Solomon served as chief operating officer of Ember Therapeutics, Inc., a publicly traded pharmaceutical company, from 2012 until 2015, and as chief business officer of Link Medicine Corporation, a privately held biopharmaceutical company, from 2009 until 2012. Dr. Solomon was a founder and vice president of discovery at Epizyme Therapeutics, Inc., a clinical stage biopharmaceutical company, and vice president of discovery at Hypnion, Inc., a sleep disorder company that was sold to Lilly in 2007. Dr. Solomon has served as a member of the board of directors of ArTara since May 2018 and currently serves on the board of directors of Ribometrix, Inc., a privately held platform therapeutics company. Dr. Solomon earned his B.S. in chemistry from the University of Massachusetts, Amherst and his Ph.D. in organic chemistry from the University of Wisconsin. Dr. Solomon's industry experience in creating and operating early stage companies provide him with the qualifications to serve on the Company's board of directors.

On January 9, 2020, the Company adopted a Non-Employee Director Compensation Policy (the “NED Compensation Policy”), which applies to each of the non-employee directors of the Company. Pursuant to the NED Compensation Policy, each non-employee directors will receive the following compensation for service on the Company’s board of directors:

•	An annual cash retainer of $35,000;
•	An additional cash retainer of $115,000 to the chairman of the board of directors;
•	An additional annual cash retainer of $7,500, $5,000 and $5,000 for service as a member of the audit committee, compensation committee and nominating and corporate governance committee, respectively;
•	An additional annual cash retainer of $7,500, $5,000, and $2,500 for service as the chairman of the audit committee, compensation committee and nominating and corporate governance committee; respectively; and
•	An annual grant, without any further action of the Company’s board of directors, on the date of each annual meeting, of a nonstatutory stock option to purchase 9,200 shares of the Company’s common stock.

The foregoing description of the NED Compensation Policy is not complete and is subject to and qualified in its entirety by reference to the NED Compensation Policy, a copy of which is attached hereto as Exhibit 10.10, and is incorporated herein by reference.

On January 10, 2020, the Company’s board of directors granted the following restricted stock unit awards ("RSUs") to its non-employee directors:

Name	Number of Shares Subject to the Restricted Stock Unit Award
Luke Beshar	168,000(1)
Scott Braunstein, M.D.	26,500(1)
Roger Garceau, M.D.	33,000(1)
Richard Levy, M.D.	31,000(2)
Gregory Sargen	31,000(2)
Michael Solomon, Ph.D.	26,500(1)

(1)       3/24th of the shares were vested upon grant and 1/24th of the shares vest monthly thereafter, beginning on February 10, 2020

(2)       50% of the shares vest on January 10, 2021 and 1/24th of the shares vest monthly thereafter

The foregoing RSUs were granted pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended. Settlement for the RSUs is deferred until the earliest to occur of (i) the director's termination of service, (ii) death, (iii) disability and (iv) a change in control of the Company. In the event of a change in control of the Company, the RSUs will vest in full.

Each of the Company’s directors is expected to enter into an indemnity agreement with the Company.

Executive Officers

On January 9, 2020, immediately prior to and effective upon the closing of the Merger, Timothy Noyes, the Company’s President and Chief Executive Officer, and George Eldridge, the Company’s Senior Vice President and Chief Financial Officer, resigned as officers of the Company. As previously disclosed on a Current Report on Form 8-K (filed with the SEC on October 2, 2019), on September 30, 2019, the Company and Mr. Noyes entered into a Separation Agreement, which sets forth the terms of Mr. Noyes’ separation from the Company as of October 1, 2019 and entry into a Consulting Agreement with the Company. As previously disclosed on a Current Report on Form 8-K (filed with the SEC on December 23, 2019), on December 20, 2019, the Company and Mr. Eldridge entered into a Separation Agreement, which sets forth the terms of Mr. Eldridge’s separation from the Company.

On January 9, 2020, effective immediately after the closing of the Merger, the Company’s board of directors appointed Jesse Shefferman as the Company’s President and Chief Executive Officer, Julio Casoy, M.D. as the Company’s Chief Medical Officer and Jacqueline Zummo, Ph.D., MPH, MBA as the Company’s Senior Vice President, Research Operations and Secretary. Each of Mr. Shefferman and Drs. Casoy and Zummo entered into an indemnity agreement with the Company on January 9, 2020, immediately following the Merger.

These executive officers received the following Company securities in connection with the closing of the Merger:

•	Mr. Shefferman received 790,274 shares of Common Stock in exchange of his shares of ArTara common stock;
•	Dr. Casoy’s options to purchase shares of ArTara common stock became options to purchase an aggregate of 38,151 shares of Common Stock; and
•	Dr. Zummo received 28,613 shares of Common Stock in exchange of her shares of ArTara common stock and her options to purchase shares of ArTara common stock became options to purchase an aggregate of 38,151 shares of Common Stock.

Jesse Shefferman. Mr. Shefferman, age 48, co-founded ArTara and has served as its chief executive officer since November 2017. Prior to co-founding ArTara, Mr. Shefferman served as vice president and head of business development at Retrophin Inc., a publicly traded company focusing on rare diseases, from March 2014 until October 2017. Prior to Retrophin, Mr. Shefferman served as director, strategy & business development at Vertex Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from September 2012 until March 2014. Mr. Shefferman previously served as an investment banker with Barclays Capital and Lehman Brothers. Mr. Shefferman earned his B.A. in accounting from Gordon College and his MBA and certificate in health sector management from Duke University’s Fuqua School of Business. The Company believes that Mr. Shefferman’s experience in strategy and financial roles in the biopharmaceutical industry provide him with the qualifications to serve as the Company’s president, chief executive officer and a member of its board of directors.

Under the terms of the employment agreement entered into between ArTara and Mr. Shefferman on November 5, 2019, as amended on December 4, 2019 (the “CEO Agreement”), Mr. Shefferman is entitled to an annual base salary of $510,000, is eligible for the Company’s benefit programs, vacation benefits and medical benefits, and is entitled to an annual discretionary bonus equal to 50% of his annual base salary. Additionally, Mr. Shefferman is entitled to a special, one-time bonus of $100,000 upon completion of the Merger.

The CEO Agreement provides that upon written notice, either party may terminate the employment arrangement with or without cause. The CEO Agreement provides that if the Company terminates Mr. Shefferman’s employment without cause or if Mr. Shefferman resigns for good reason, then Mr. Shefferman will be eligible to receive:

•	base salary for a period of 18 months paid in a lump sum;
•	any unpaid base salary through the effective date of termination; and
•	reimbursement of all business expenses for which he is entitled.

The following definitions are used in the CEO Agreement (and have similar meanings in the Zummo Agreement as described below):

•	“cause” means: (i) Mr. Shefferman’s continued failure to substantially perform the material duties and obligations under his employment agreement (for reasons other than his death or disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within 30 days after receipt of written notice from the Company of such failure; (ii) Mr. Shefferman’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within 30 days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Mr. Shefferman that benefits Mr. Shefferman at the expense of the Company; (iv) Mr. Shefferman’s violation of a federal or state law or regulation applicable to the Company’s business; (v) Mr. Shefferman’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) Mr. Shefferman’s material breach of the terms of his employment agreement or his employee confidential information and inventions assignment agreement.

•	“good reason” means: Mr. Shefferman’s written notice of his intent to resign for good reason with a reasonable description of the grounds therefor within 10 days after the occurrence of one or more of the following without Mr. Shefferman’s consent, and subsequent resignation within 30 days following the expiration of any Company cure period: (i) a material reduction of Mr. Shefferman’s duties, position or responsibilities (provided, however, that any change in duties, position, or responsibilities due to the Company becoming a subsidiary or division of another entity in connection with a change in control shall not be good reason); (ii) a material reduction in Mr. Shefferman’s base salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) a material breach of Mr. Shefferman’s employment agreement by the Company; or (iv) a material change in the geographic location of Mr. Shefferman’s primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Shefferman’s then present location will not be considered a material change in geographic location. Mr. Shefferman will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 30 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure.

•	“change in control” means: (a) a transaction, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or (b) any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act) that, directly or indirectly, acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to the SEC Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Company’s board of directors recommends such stockholders accept, other than (i) the Company or any of its affiliates, (ii) an employee benefit plan of the Company or any of its affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (c) over a period of 36 consecutive months or less, there is a change in the composition of the Company’s board of directors such that a majority of the members of the Company’s board of directors (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of the members of the Company’s board of directors, to be composed of individuals who either (i) have been members of the Company’s board of directors continuously since the beginning of that period, or (ii) have been elected or nominated for election as members of the Company’s board of directors during such period by at least a majority of the members of the Company’s board of directors described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Company’s board of directors; or (d) a majority of the Company’s board of directors votes in favor of a decision that a change in control has occurred, which vote may adopted by the Company’s board of directors with the intention that such vote become effective subject to and contingent upon the occurrence of certain events, in which case such change in control shall not be deemed to have occurred unless and until such vote becomes effective in accordance with its terms. A “change in control” shall not include the transaction contemplated by the Merger Agreement.

On January 10, 2020, pursuant to the terms of the CEO Agreement, the Company’s board of directors granted Mr. Shefferman (i) an option to purchase 111,250 shares of Common Stock, with 25% of the shares vesting on the one year anniversary of January 10, 2020 and 1/48th of the shares vesting monthly thereafter over the next three years, subject to the optionee’s continuous service with the Company as of each such date; (ii) an option grant on July 10, 2020 to purchase 111,250 shares of Common Stock, with 25% of the shares vesting on the one year anniversary of January 10, 2020 and 1/48th of the shares vesting monthly thereafter over the next three years, subject to the optionee’s continuous service with the Company as of each such date; and (iii) a restricted stock unit award to purchase 50,000 shares of Common Stock, with 25% of the shares vesting on each one-year anniversary of January 10, 2020, pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended. The option grants and restricted stock unit award are subject to the accelerated vesting terms provided in the CEO Agreement.

The foregoing description of the CEO Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the CEO Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Julio Casoy, M.D. Dr. Casoy, age 68, has served as ArTara’s chief medical officer since February 2019. Prior to joining ArTara, Dr. Casoy served as chief medical officer at Velocity Fund Partners, a private equity firm focused on the life sciences and healthcare services, and as chief medical officer at InClinica, a global research consulting, clinical development and manufacturing company where he oversaw all scientific activities with Velocity assets and CRO activities, both from January 2018 until January 2019. From November 2015 until July 2017, Dr. Casoy served as senior vice president of medical affairs at Turing Pharmaceuticals, a privately held pharmaceutical company. From November 2013 until November 2015, Dr. Casoy served as senior vice president clinical research and medical affairs at Popsi Cube-Fovea, a clinical research organization. From March 2014 until November 2015, Dr. Casoy served as chief medical officer at Synaerion Therapeutics, Inc., a privately held biotechnology company. Prior to Synaerion, Dr. Casoy served as vice president medical affairs at Alkermes PLC, a publicly traded pharmaceutical manufacturing and biopharmaceutical company, from August 2011 until September 2013. Dr. Casoy began his career at Wyeth Pharmaceuticals Inc., a pharmaceutical company that was subsequently acquired by Pfizer, Inc., and served in various positions of increasing responsibility during his 24 years at Wyeth, most recently serving as vice president global medical affairs, compliance / intercontinental medical director during his last six years at Wyeth. Dr. Casoy practiced medicine in internal medicine and rheumatology for six years before working in the biotechnology and pharmaceutical industries. Dr. Casoy earned his degree in internal medicine from Escola Paulista de Medicina, his master in health and hospital management from Escola de Administracao de Empresas Fundacao Getulio Vargas & Hospital das Clinicas da Universidade de Sao Paulo and his specialization in rheumatology from Escola Paulista de Medicina.

On January 10, 2020, the Company’s board of directors granted Dr. Casoy a restricted stock unit award to purchase 45,500 shares of Common Stock, with 25% of the shares vesting on each one-year anniversary of January 10, 2020, pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended. The restricted stock unit award is subject to the accelerated vesting terms provided in the Zummo Agreement (as defined below).

Jacqueline Zummo, Ph.D., MPH, MBA.  Dr. Zummo, age 39, joined ArTara in November 2017 and began serving as its vice president, clinical research medical affairs. In March 2019, Dr. Zummo began serving as vice president, research operations at ArTara. Prior to joining ArTara, Dr. Zummo served as assistant vice president, medical affairs at Vyera Pharmaceuticals, LLC, a privately held biopharmaceutical company, from November 2015 until September 2017. Dr. Zummo previously served as medical director at Alkermes, Inc. from 2012 until November 2015, associate director, medical affairs at Sunovion Pharmaceuticals Inc. from 2008 until 2012 and senior manager, neuroscience medical affairs at Wyeth Pharmaceuticals from 2002 until 2008. Dr. Zummo earned her B.A. from Penn State University, her MBA in healthcare marketing from Benedictine University, her MPH in epidemiology from Benedictine University, and her Ph.D. in global health sciences from Nova Southeastern University.

On December 17, 2019, ArTara entered into an executive employment agreement (the “Zummo Agreement”) with Dr. Zummo, pursuant to which Dr. Zummo began serving as ArTara’s Senior Vice President, Research Operations. Pursuant to the Zummo Agreement, Dr. Zummo’s compensation consists of base salary of $325,000 and she is entitled to a discretionary bonus equal to 30% of her annual base salary. Pursuant to the Zummo Agreement, Dr. Zummo is eligible for ArTara’s benefit programs, vacation benefits and medical benefits.

The Zummo Agreement provides that upon written notice, either party may terminate the employment arrangement with or without cause. The agreement provides that if ArTara terminates Dr. Zummo’s employment without cause or if Dr. Zummo resigns for good reason, then Dr. Zummo will be eligible to receive:

•	base salary for a period of nine months paid in a lump sum;
•	any unpaid base salary through the effective date of termination; and
•	reimbursement of all business expenses for which she is entitled.

On January 10, 2020, pursuant to the terms of the Zummo Agreement, the Company’s board of directors granted Dr. Zummo a restricted stock unit award to purchase 45,500 shares of Common Stock, with 25% of the shares vesting on each one-year anniversary of January 10, 2020, pursuant to the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended. The restricted stock unit award is subject to the accelerated vesting terms provided in the Zummo Agreement.

The foregoing description of the Zummo Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Zummo Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Merger, the Company’s board of directors adopted a code of business conduct and ethics (the “Code”) effective following the Merger. The Code superseded the Company’s existing code of business conduct and ethics previously adopted by its board of directors. The Code applies to all directors, officers and employees of the Company.

The existing code was refreshed and updated in connection with the Merger to conform the Code to reflect current best practices and enhance the Company personnel’s understanding of the Company’s standards of ethical business practices, promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and improve its clarity as to how to address ethical issues that may arise.

The newly adopted Code did not result in any explicit or implicit waiver of any provision of the Company’s code of business conduct and ethics in effect prior to the adoption of the Code. The foregoing description of the Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Code, a copy of which is attached hereto as Exhibit 14.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company convened and adjourned its special meeting of stockholders on January 9, 2020 (the “Special Meeting”). At the Special Meeting, 13,437,187 shares of Common Stock (prior to the Reverse Stock Split), or approximately 60.24% of the shares of Common Stock outstanding and entitled to vote at the Special Meeting, were present in person or represented by proxy. At the Special Meeting, the stockholders of the Company voted as set forth below on Proposals No. 1 through 5, each of which is described in detail in the Registration Statement.

The final voting results for each matter submitted to a vote of the Company’s stockholders, which share amounts do not reflect the Reverse Stock Split, are as follows:

Proposal No. 1. Approval of an Amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to Effect the Reverse Split.

Proposal to approve an amendment to the Company’s sixth amended and restated certificate of incorporation to effect, immediately prior to the effectiveness of the Merger, a reverse stock split of the Common Stock at a ratio mutually agreed to between the Company and ArTara anywhere in the range between one new share for every thirty shares and one new share for every fifty shares outstanding:

Votes For	Votes Against	Abstentions
13,143,813	281,560	11,814

Proposal No. 2. Approval of (i) the Issuance of Shares of the Company’s Capital Stock Pursuant to the Merger and the Private Placement, and (ii) the Change of Control Resulting from the Merger and the Private Placement.

Proposal to approve (i) the issuance of the Common Stock to ArTara’s stockholders pursuant to the Merger Agreement and the issuance of newly created Series 1 Convertible Non-Voting Preferred Stock and shares of Common Stock pursuant to the Private Placement, which shares of the Company’s capital stock to be issued pursuant to the Merger and the Private Placement collectively will represent (or be convertible into) more than 20% of the shares of the Common Stock outstanding immediately prior to the Merger, and (ii) the change of control resulting from the Merger and the Private Placement, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively:

Votes For	Votes Against	Abstentions
13,181,886	225,272	30,029

Proposal No. 3. Approval of an Amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to Effect the Automatic Conversion of all Outstanding Shares of the Company’s Series A Preferred Stock into Shares of the Company’s Common Stock.

Proposal to approve an amendment to the Company’s sixth amended and restated certificate of incorporation to effect, immediately after the consummation of the Private Placement, the automatic conversion of all outstanding shares of the Company’s Series A Convertible Preferred Stock into shares of Common Stock, without giving effect to any existing provision that limits the conversion rights of the Company’s Series A Convertible Preferred Stock (including, without limitation, the 9.985% beneficial ownership cap):

Votes For	Votes Against	Abstentions
13,177,360	228,295	31,532

Proposal No. 4. Approval of an Amendment to the Company’s Amended and Restated 2014 Equity Incentive Plan.

Proposal to approve an amendment to the Company’s Amended and Restated 2014 Equity Incentive Plan to increase the shares available for issuance thereunder by 36,000,112 additional shares of Common Stock (without giving effect to the Reverse Stock Split) from 5,163,517 shares to 42,975,344 shares:

Votes For	Votes Against	Abstentions
12,617,432	790,412	29,343

Proposal No. 5. Approval of Possible Postponement or Adjournment of the Special Meeting.

Proposal to consider and vote upon a postponement or adjournment of the Special Meeting, if necessary, for a period of not more than 20 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3 or 4:

Votes For	Votes Against	Abstentions
13,072,497	322,483	42,207

Item 5.08.	Shareholder Director Nominations.

The Company’s board of directors has not yet set the date of the Company’s 2020 annual meeting of stockholders (the “Annual Meeting”) or the record date for stockholders entitled to notice of and to vote at the Annual Meeting. However, it is currently anticipated that the Annual Meeting will occur in June 2020.

Due to the fact that the Company did not hold an annual meeting of stockholders in 2019, the due dates for the provision of any qualified stockholder proposal or qualified stockholder nominations under the rules of the SEC and the Second Amended and Restated Bylaws of the Company listed in the Company’s 2018 Proxy Statement on Schedule 14A as filed with the SEC on April 26, 2018 are no longer applicable. Such nominations or proposals, including any notice on Schedule 14N, are now due to the Company no later than March 1, 2020, which is a reasonable time before the Company plans to first mail its proxy materials for the Annual Meeting. The Company currently intends to make its proxy materials for the Annual Meeting available in April 2020.

Item 8.01.	Other Events.

On January 9, 2020, the Company issued a press release announcing the completion of the Merger, the Reverse Stock Split, the Private Placement and the Name Change. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

The Company intends to file the financial statements of ArTara required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description
2.1**	Agreement and Plan of Merger and Reorganization, dated September 23, 2019, by and among the Registrant, ArTara Therapeutics, Inc. and REM 1 Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 24, 2019).

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated November 19, 2019, by and among the Registrant, ArTara Therapeutics, Inc. and REM 1 Acquisition, Inc.

3.1	Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Preferred Stock.

4.1	Form of Common Stock Certificate.

4.2	Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 22, 2017 by and among the Registrant and the stockholders party thereto (incorporated by reference to Exhibit 4.18 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 23, 2017).

4.3	Registration Rights Agreement, dated as of August 2, 2017, by and among the Registrant and the investors party thereto (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 3, 2017).

4.4	Registration Rights Agreement, dated as of September 23, 2019, by and among the Registrant and the institutional investors named therein (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 24, 2019).

10.1	Amended and Restated 2014 Equity Incentive Plan of the Registrant, as amended.

10.2+	Executive Employment Agreement, dated as of November 5, 2019, as amended on December 4, 2019, by and between ArTara Subsidiary, Inc. and Jesse Shefferman.

10.3+	Executive Employment Agreement, dated as of December 17, 2019, by and between ArTara Subsidiary, Inc. and Jacqueline Zummo, Ph.D., MPH, MBA.

10.4#	Choline License Agreement, by and between ArTara Subsidiary, Inc. and Alan L. Buchman, M.D. dated as of September 27, 2017.

10.5#	Sponsored Research and License Agreement, by and between ArTara Subsidiary, Inc. and The University of Iowa dated as of November 28, 2018.

10.6#	License Agreement, by and between ArTara Subsidiary, Inc. and The Feinstein Institute for Medical Research dated as of December 22, 2017.

10.7#	Agreement, by and between ArTara Subsidiary, Inc. and Chugai Pharmaceutical Co., Ltd. dated as of June 17, 2019.

10.8+	Form of Indemnity Agreement between the Registrant and each of its directors and officers.

10.9**	Subscription Agreement, dated September 23, 2019, by and among the Registrant and the institutional investors named therein, and the First Amendment to Subscription Agreement, dated November 19, 2019, by and among the Registrant, ArTara Subsidiary, Inc. and the institutional investors named therein.

10.10	Non-Employee Director Compensation Policy.

10.11+	2017 Equity Incentive Plan of ArTara Subsidiary, Inc.

14.1	Code of Business Conduct and Ethics.

99.1	Press Release dated January 9, 2020, issued by the Registrant.

**	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules will be furnished to the SEC upon request.
+	Management contract or compensatory plans or arrangements.
#

Certain portions of this exhibit (indicated by “[***]”) have been omitted as the Registrant has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Registrant if publicly disclosed.

Cautionary Note Regarding Forward Looking Statements

Statements contained in this Current Report on Form 8-K that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, the Company’s continued efforts and ability to regain and maintain compliance with the Nasdaq Listing Rules, the Company’s provision of proxy materials for its 2020 annual meeting of stockholders, and the Company’s filing of the financial statements referenced in Item 9.01. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTARA THERAPEUTICS, INC.

Date: January 10, 2020	By:	/s/ Jesse Shefferman
Jesse Shefferman
President and Chief Executive Officer